Exhibit 23.1

We consent to the inclusion in the registration statement (Form S-1) of C. Wolters Consultants, Inc. of our report dated July 24, 2012, with respect to the balance sheet as of March 31, 2012, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on January 12, 2012 to March 31, 2012 to be included in this registration statement (Form S-1).

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

August 28, 2012
Date